EXHIBIT 18.
                               MULTIPLE CLASS PLAN
                                       OF
                               STRATUS FUND, INC.

1. THE PLAN. This Multiple Class Plan (the "Plan") adopted in accordance with Rule 18f-3 under the Act sets forth the method of allocating fees and expenses among each Class of shares of the separate investment Portfolios of Stratus Fund, Inc., a Minnesota corporation (the "Fund"). In addition, this Plan describes the initial sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, exchange features and other shareholder services applicable to a Class of shares of the Fund.

2. DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.

        a.     Act - shall mean the Investment Company Act of 1940, as amended.

        b. Class - shall mean a separate category or series of shares of the capital stock of the Fund within a class of shares of the Fund designated as a Portfolio.

        c. Retail Class A Shares - shall mean those Shares designated as Retail Class A Shares in the Fund's Articles of Incorporation, as amended.

        d.     Directors - shall mean the directors of the Fund.

        e. Distribution Expenses - shall mean expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and agreements relating thereto.

        f. Distribution Fee - shall mean a fee paid by the Fund, relating to a Portfolio, to the Distributor to compensate the Distributor for Distribution Expenses.

        g.     Distributor   -  shall  mean  SMITH  HAYES   Financial   Services
               Corporation, a wholly owned subsidiary of Consolidated Investment Corporation.

        h.     Fund - shall have the meaning as set forth in Section 1 hereto.

        i.     Institutional  Shares - shall mean  those  Shares  designated  as
               Institutional   Class   Shares   in  the   Fund's   Articles   of
               Incorporation, as amended.

        j. Plan of Distribution - shall mean any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.


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        k.     Portfolio - shall mean a category of shares of the capital  stock of the Fund designated as a separate portfolio of shares in the Articles of Incorporation of the Fund, as amended.

        l. Service Fee - shall mean a fee paid for the ongoing provision of personal services to Portfolio shareholders and the maintenance of shareholder accounts.

        m.     Share - a share of the capital stock of the Fund.

3.      ALLOCATION OF INCOME AND EXPENSES.

        a. Distribution and Service Fees - Each Class shall bear directly any and all Distribution Fees and Service Fees attributable to such Class.

        b. Transfer Agency and Recordkeeping Costs - Each Class shall bear directly the transfer agency and other recordkeeping costs attributable to that Class.

        c. Allocation of Other Expenses - All other expenses incurred by a Portfolio shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Portfolio or on such other basis as may be provided in the rules of the Securities and Exchange Commission.

        d. Allocation of Income, Gains and Losses - Income and realized and unrealized capital gains and losses of a Portfolio shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Portfolio or on such other basis as may be provided in the rules of the Securities and Exchange Commission.

        e. Waiver and Reimbursement of Expenses - A Portfolio's adviser, underwriter or any other provider of services to the Portfolio may waive or reimburse the expenses of a particular Class or Classes.

4. DISTRIBUTION AND SERVICING ARRANGEMENTS. The distribution and servicing arrangements identified below will apply for the following Classes offered by a Portfolio. The provisions of the Fund's prospectus describing the distribution and servicing arrangements in detail are incorporated herein by this reference.

        a. Retail Class A Shares. Retail Class A Shares shall be offered at net asset value which may include a front-end sales charge as approved from time to time by the Directors and set forth in the Fund's prospectus, which may be reduced or eliminated for larger purchases, under a combined purchase privilege or for certain categories of purchasers as permitted by Rule 22(d) of the Act and as set

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               forth in the  Fund's  prospectus.  The  offering  price of Shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder. Retail Class A Shares shall be subject to ongoing Service Fees and/or Distribution Fees approved from time to time by the Directors and set forth in the Fund's prospectus.

        b. Institutional Shares. Institutional Shares shall be offered at net asset value only to certain categories of institutional investors as approved from time to time by the Directors and as set forth in the Fund's prospectus.

5. EXCHANGE PRIVILEGES. Exchanges of Shares shall be permitted between Portfolios as follows:

        a. Retail Class A Shares may be exchanged for Retail Class A Shares of another Portfolio, subject to certain limitations set forth in the Fund's prospectus, relevant portions of which are incorporated herein by reference.

        b. Institutional Shares may be exchanged for Institutional Shares of another Portfolio at their relative net asset value.

        c. Depending upon the Portfolio from which and into which an exchange is being made and when the shares were purchased, shares being acquired in an exchange may be acquired at their offering price, at their net asset value or by paying the difference in sales charges, as disclosed in the Fund's prospectus, as the case may be, and the statement of additional information.

6. SERVICE AND DISTRIBUTION FEES. The Service Fee and Distribution Fee applicable to any Class shall be those set forth in the Fund's prospectus, relevant portions of which are incorporated herein by reference. All other terms and conditions with respect to Distribution Fees shall be governed by the Plan of Distribution adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

7. CONVERSION OF INSTITUTIONAL SHARES. Shareholders which do not qualify as institutional shareholders may have their Institutional Shares converted to Retail Class A Shares.

8. This Plan shall not take effect until a majority of the Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Fund as a whole.

9. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in
        Section 8 above.

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